EXHIBIT 17.1

RESIGNATION FROM THE BOARD OF DIRECTORS

OF

VIRPAX PHARMACEUTICALS, INC.

September 20, 2024
To: Board of Directors

Virpax Pharmaceuticals

Subject: Resignation from the Board of Directors
To the Members of the Board of Directors:

This letter is to inform you that I am resigning as a member of the Virpax Pharmaceuticals Board of Directors, effective immediately.

I am compelled to resign from this board because I disagree with the board’s execution of policies, practices, and operations, including but not limited to the following:

1.	The recent reduction in salaries and the elimination of directors’ and officers’ insurance may negatively impact our ability to retain key personnel and disrupt our business operations.

2.	Eliminating our directors and officers’ insurance may affect retention, expose our directors and officers to personal liability, and significantly impact our financial condition, which is a matter of grave concern.

Based upon these decisions, I hereby formally resign from the following committees and roles:
Chairman, Scientific Technology Committee

Chairman, Compensation Committee
Member, Audit Committee
Chairman of the Board

I wish you much success in your future endeavors.

Kind Regards,

eric.floyd

Eric A. Floyd, MS, MBA, PhD